Exhibit 10.1

AMAZING TECHNOLOGIES CORP. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE AXION SOLUTIONS, INC.

NEWPORT BEACH, CA—December 21, 2005 – Amazing Technologies Corp. (Other OTC:AZTN.PK - News), an early-stage public company that acquires, supplies and integrates Real Time solutions and Web-based services for the SMB market, announced today that it has signed a definitive agreement to acquire Axion Solutions Inc., an Oracle reseller based in Irvine, California.

“We are extremely excited to welcome Karen Mills, her talented team of about 60 professionals and hundreds of loyal customers into the Amazing fold,” said J. Bradley Hall, CEO of Amazing Technologies. “This acquisition is another clear validation of our business model and we expect to be making similar announcements in the near future”.

Karen Mills who along with Paula Milano successfully co-founded Axion almost 9 years ago noted “Oracle’s renewed commitment to JD Edwards has resulted in a flurry of activity in the channel and we are very optimistic that the opportunity to join the Amazing team will position us perfectly to expand upon our current revenue base of close to $10 million, next year.”

Paula Milano, an Axion board member and shareholder said “Among the variety of offers we looked at, we were excited to do this deal with Amazing because Brad, Simon and the rest of their proven team share Axion’s core philosophy of making our customers stronger through commitment and ownership in their success”.

Simon Arkell, President of Amazing said “This is a great day for the stakeholders in both Axion and Amazing. We also firmly believe that the customers and prospects of Axion are in a position to benefit from the expanded global reach that we can now collectively offer.”

About Amazing Technologies:

Founded in 2004, Amazing Technologies Corp. aims to be a leading supplier and integrator of real-time solutions and web services that can be dynamically identified, located, accessed, compiled and assembled in pre-specified configurations. The company has been launched to strategically acquire software and service providers that help transform organizations into real-time enterprises that are connected, integrated and always on. Amazing’s target customers include small and mid-sized corporations that require automation, Web enablement, ecommerce, and mobility and security solutions utilizing Java and .NET “Web services” for rapid integration with external information.

About Axion Solutions Inc.:

Axion Solutions Inc., provides end-to-end enterprise software solutions including implementation services and support. The company specializes in solutions for small and mid-market businesses including Oracle EnterpriseOne and JD Edwards.

“Amazing” is a trademark of Amazing Technologies Corp. and may be registered in certain jurisdictions. This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be “forward-looking statements.” Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward-looking statements in this action may be identified through the use of words such as “expects,” “will,” “anticipates,” “estimates,” “believes” or statements indicating certain actions “may,” “could” or “might” occur.

Contact:

For further information please contact:

J. Bradley Hall

Chief Executive Officer

Amazing Technologies Corp.

949 706 7845 x11

Email Contact brad@amazingca.com

http://www.amazingca.com

Investor relations:

Marlon Nurse

Vice President

Porter, LeVay & Rose, Inc.

7 Penn Plaza

New York, NY  10001

212-564-4700